Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

Pamela Padgett Investor Relations pamela.padgett@harris.com	Jim Burke Harris Corporation jim.burke@harris.com

321-727-9383	321-727-9131

Harris Corporation Names Rahul Ghai Senior Vice President and Chief Financial Officer

MELBOURNE, Fla., Feb., 2, 2016 — Harris Corporation has named Rahul Ghai, Senior Vice President and Chief Financial Officer, reporting to Harris Chairman, President and Chief Executive Officer William M. Brown, effective February 11, 2016.

Ghai succeeds Mick Lopez, who is leaving Harris to pursue other opportunities. “I want to thank Mick for his efforts over the last two years, during which we signed, closed and financed the largest acquisition in Harris’ 120-year history,” said Brown.

Ghai, 44, brings more than 20 years of diverse, global business experience in a wide variety of financial disciplines. He joined Harris in March 2015 as Vice President, Finance – Integration and has led all finance activities associated with the integration of Exelis.

Ghai joined Harris from Aetna, Inc. where he was most recently Vice President, Financial Planning and Integration, managing finance integration activities supporting Aetna’s $7.3 billion acquisition of Coventry Healthcare. He also served as Chief Financial Officer for Aetna International, which provides health insurance and health analytics to individuals, corporations and governments in 16 countries. Prior to joining Aetna, Ghai spent 12 years with United Technologies Corporation, supporting its aerospace and commercial business units in roles including operations finance, financial planning & analysis, treasury, and CFO. He began his finance career in India in investment banking.

Ghai holds a bachelor’s degree in economics and accounting from Delhi University in India and a master’s degree in business administration from Purdue University’s Krannert School of Business.

“Rahul’s experience and expertise across finance, strategy and M&A functions make him an exceptional addition to our executive team,” said Brown. “His broad and global business background makes him a tremendous asset as we continue our integration and overall company transformation.”

A high resolution image of Ghai is available at the following link: Rahul Ghai.

About Harris Corporation
Harris Corporation is a leading technology innovator, solving our customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. Harris supports customers in more than 125 countries, has approximately $8 billion in annual revenue and 22,000 employees worldwide. The company is organized into four business segments: Communication Systems, Space and Intelligence Systems, Electronic Systems, and Critical Networks. Learn more at harris.com.

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